Exhibit 99.15

Johnson & Johnson Statement on Arbitration Fees and Expenses

Johnson & Johnson announced today that a Chicago arbitrator has ordered the Company's Ortho Biotech subsidiary to reimburse Amgen, Inc. for its reasonable attorneys' fees and expenses incurred in a license dispute between the two companies. The decision follows an October 2002 ruling denying Amgen the right to terminate Ortho Biotech's license to sell its anti-anemia drug, PROCRIT, in the United States.

"We are disappointed by the decision given that the arbitrator denied Amgen's request to terminate Ortho Biotech's license and awarded only a small portion of the monetary damages that Amgen sought," said Jeffrey J. Leebaw, a Johnson & Johnson spokesman.

A  pretax  charge  of $85 million has been recorded  in  the fourth quarter of 2002, which reflects an estimate of the amount of Amgen's attorneys' fees and costs. Ortho Biotech's attorneys' fees and costs related to this litigation had previously been expensed. Since the Company has not yet filed fourth quarter results with the SEC, Generally Accepted Accounting Principles (GAAP) require that the fourth quarter and full year results announced on January 21st be amended to include this charge. Exhibit
99.20 of this 8K filing includes the amended results for 2002.